Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
Wayne Slomsky	lauraf@addocommunications.com
Interim Chief Financial Officer
(714) 688-7200

DDi Corp. Announces Fourth Quarter and Full Year 2011 Results

ANAHEIM, Calif., February 15, 2012 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Highlights:

•	Net income of $6.7 million, or $0.32 per fully diluted share

•	Net sales and bookings of $64.5 million and $63.1 million, respectively

•	Gross margin of 22.9%, up 190 basis points sequentially from 21.0%

•	Adjusted EBITDA of $9.6 million, or 14.9% of net sales

•	Increased cash to $31.2 million

•	Paid dividend of $0.10 per share of common stock on December 30, 2011

•	Declared a 20% increase in quarterly dividend to $0.12 per share of common stock for the first quarter of 2012

•	Announced plans to relocate Anaheim facility and corporate headquarters

•	Solid bookings mark the start of 2012

Mikel Williams, President and Chief Executive Officer of DDi Corp. stated, “I am very pleased with our performance during the fourth quarter and our strong finish to 2011. In the fourth quarter, we improved net income to $0.32 per share, increased our EBITDA more than 10% sequentially and year-over-year, and grew our cash to $31.2 million, while paying a quarterly dividend of $0.10 per share and significantly investing into our business. As we expected, our fourth quarter’s net sales and bookings were softer than that of prior quarters, reflecting market conditions and the holiday season’s impact. However, our continued focus on delivering differentiated products and services, coupled with disciplined operational execution, allowed us to improve our operating performance and expand our margins. Our ability to consistently deliver strong financial performance and strengthen our financial position enabled us to declare our second dividend increase since we initiated a quarterly dividend two years ago.

DDi Corp. Fourth Quarter 2011 Earnings Results

Looking ahead to 2012, I am pleased to report bookings have picked up considerably since the start of the year. Although it is much too early to predict 2012 performance, we are very well positioned to deliver improved top and bottom line results should this trend continue.”

Mr. Williams added, “In addition to our solid financial and operational execution, we continue to drive our technical capabilities by launching an enhanced RF and Microwave product as well as adding to our consistently growing patent portfolio.”

“Building upon our commitment to drive increased operational efficiencies, we look forward to relocating our Anaheim manufacturing facility into a single building less than one half-mile away from our existing facility. Once completed, the new facility will greatly improve our manufacturing footprint and allow for enhanced operating performance and facility security. We are busy planning the move and we expect this will commence during the second and third quarters of this year,” Williams concluded.

Fourth Quarter 2011 Results

Net sales for the fourth quarter of 2011 were $64.5 million, a decrease of 2.5% sequentially, and a decrease of 1.8% from the fourth quarter of 2010. Sequentially, the net sales decrease was due in part to the holiday season impact on activity levels. Year-over-year, the net sales decrease reflects softer market demand conditions.

Gross profit margin for the fourth quarter was 22.9%, a sequential increase of 190 basis points from 21.0% in the prior quarter and an increase of 80 basis points from 22.1% in the fourth quarter of 2010. The sequential and the year-over-year increases in gross margin reflect the Company’s continued focus on operational performance and cost management.

Operating income in the fourth quarter of 2011 was $7.0 million, or 10.9% of net sales, compared to $5.2 million, or 7.9% of net sales, in the third quarter of 2011 and $5.1 million, or 7.8% of net sales, in the fourth quarter of 2010.

Adjusted EBITDA for the fourth quarter of 2011 was $9.6 million, or 14.9% of net sales, representing an increase from $8.7 million, or 13.1% of net sales, in the third quarter of 2011 and $8.4 million, or 12.8% of net sales, in the fourth quarter of 2010. Reconciliations of this non-GAAP measure are provided after the GAAP unaudited condensed consolidated financial statements below.

Net income and fully diluted earnings per share in the fourth quarter of 2011 were $6.7 million and $0.32, respectively, up from $5.2 million and $0.25 respectively, in the third quarter of 2011, and $4.4 million and $0.21 respectively, in the fourth quarter of 2010.

DDi Corp. Fourth Quarter 2011 Earnings Results

Fourth Quarter Balance Sheet and Liquidity

As of December 31, 2011, DDi sequentially increased its cash and cash equivalents by $2.7 million to $31.2 million, after a cash dividend payment of $2.0 million and capital expenditures of $6.1 million.

First Quarter 2012 Dividend

The 2011 fourth quarter dividend of $0.10 per share of common stock was paid on December 30, 2011 to shareholders of record as of December 15, 2011. The Company also declared an increased first quarter 2012 dividend of $0.12 per share, payable on March 30, 2012 to shareholders of record on March 15, 2012. This marks the eighth consecutive quarterly dividend and reflects the Company’s continued focus on returning value to its shareholders.

Anaheim Building Purchase

On February 13, 2012, the Company completed the purchase of an existing approximately 96,000 square foot building in Anaheim, California, for $7.5 million, into which it plans to relocate its corporate headquarters and Anaheim manufacturing operations during 2012.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss fourth quarter and full year 2011 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing (877) 941-2068 (domestic) or (480) 629-9712 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through February 29, 2012 by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference ID 4507038. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

DDi Corp. Fourth Quarter 2011 Earnings Results

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; potential impacts of natural disasters on the electronics industry and the Company’s supply chain; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. Fourth Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Qtr. Ended Dec. 31, 2011	Qtr. Ended Dec. 31, 2010	Qtr. Ended Sep. 30, 2011

Net sales	$64,534	$65,749	$66,175
Cost of goods sold	49,777	51,189	52,267

Gross profit	14,757	14,560	13,908
	22.9%	22.1%	21.0%
Operating expenses:
Sales and marketing	3,985	4,241	4,142
General and administrative	3,771	4,225	3,968
Amortization of intangible assets	44	190	190
Restructuring and other related charges	(51)	800	392

Total operating expenses	7,749	9,456	8,692

Operating income	7,008	5,104	5,216
Interest and other expense, net	207	658	110

Income before income taxes	6,801	4,446	5,106
Income tax expense (benefit)	64	6	(46)

Net income	$6,737	$4,440	$5,152

Net income per share:
Basic	$0.33	$0.22	$0.25
Diluted	$0.32	$0.21	$0.25
Dividends declared per share:	$0.22	$0.10	$0.10
Weighted-average shares used in per share computations:
Basic	20,412	20,072	20,317
Diluted	20,895	21,101	20,845

DDi Corp. Fourth Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Year Ended Dec. 31, 2011	% of Net Sales	Year Ended Dec. 31, 2010	% of Net Sales

Net sales	$263,392		$267,784
Cost of goods sold	206,132		208,385

Gross profit	57,260	21.7%	59,399	22.2%
Operating expenses:
Sales and marketing	17,049	6.5%	17,372	6.5%
General and administrative	15,544	5.9%	16,688	6.2%
Amortization of intangible assets	614	0.2%	760	0.3%
Restructuring and other related charges	964	0.4%	1,138	0.4%

Total operating expenses	34,171	13.0%	35,958	13.4%

Operating income	23,089	8.8%	23,441	8.8%
Interest and other expense, net	1,062	0.4%	1,910	0.7%

Income before income taxes	22,027	8.4%	21,531	8.0%
Income tax expense	182	0.1%	796	0.3%

Net income	$21,845	8.3%	$20,735	7.7%

Net income per share:
Basic	$1.08		$1.04
Diluted	$1.04		$1.01
Dividends declared per share:	$0.52		$0.22
Weighted-average shares used in per share computations:
Basic	20,315		19,920
Diluted	20,984		20,573

DDi Corp. Fourth Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$31,181	$28,347
Accounts receivable, net	39,747	40,821
Inventories	23,611	20,970
Prepaid expenses and other	2,054	1,889

Total current assets	96,593	92,027
Property, plant and equipment, net	46,904	42,605
Intangible assets, net	—	614
Goodwill	3,664	3,664
Other assets	808	954

Total assets	$147,969	$139,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,739	$25,137
Accrued expenses and other current liabilities	12,662	14,113
Dividend payable	2,460	—
Current portion of long term debt	1,076	1,751

Total current liabilities	37,937	41,001
Long term debt	8,589	9,704
Other long-term liabilities	568	527

Total liabilities	47,094	51,232

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	219,816	228,881
Accumulated other comprehensive income	526	1,063
Accumulated deficit	(119,467)	(141,312)

Total stockholders’ equity	100,875	88,632

Total liabilities and stockholders’ equity	$147,969	$139,864

DDi Corp. Fourth Quarter 2011 Earnings Results

DDi Corp.

Unaudited Schedule of Non-GAAP Reconciliations

(In thousands)

	Qtr. Ended Dec. 31, 2011	Qtr. Ended Dec. 31, 2010	Qtr. Ended Sep. 30, 2011

Adjusted EBITDA:
Net income	$6,737	$4,440	$5,152
Add back:
Interest and other expense, net	207	658	110
Income tax expense	64	6	(46)
Depreciation	2,390	2,039	2,541
Amortization of intangible assets	44	190	190
Non-cash compensation	229	268	355
Restructuring and other related charges	(51)	800	392

Adjusted EBITDA	$9,620	$8,401	$8,694

	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2010

Adjusted EBITDA:
Net income	$21,845	$20,735
Add back:
Interest and other expense, net	1,062	1,910
Income tax expense	182	796
Depreciation	9,411	8,539
Amortization of intangible assets	614	760
Non-cash compensation	1,159	1,309
Non-recurring Coretec acquisition costs	—	851
Restructuring and other related charges	964	1,138

Adjusted EBITDA	$35,237	$36,038